POOL CORPORATION ANNOUNCES DIRECTOR APPOINTMENT AND
DECLARES QUARTERLY CASH DIVIDEND
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COVINGTON, LA. (August 2, 2019) - Pool Corporation (NASDAQ/GSM:POOL) announced today that its Board of Directors (the Board) has increased its size to nine members. Upon recommendation of the Nominating and Corporate Governance Committee, the Board appointed President and Chief Executive Officer, Peter D. Arvan (Pete), to serve as a director, effective July 31, 2019 until the 2020 annual meeting of shareholders, at which time he will stand for election by Pool Corporation’s shareholders.

John E. Stokely, Chairman of the Board, commented, “Pete’s steady leadership has demonstrated his depth of experience and reaffirmed his commitment to Pool Corporation’s employees and shareholders. We are confident that Pete will continue to create exceptional value for our shareholders as he has done since his appointment as CEO.”

Additionally, the Company announced that its Board declared a quarterly cash dividend of $0.55 per share. The dividend will be payable on August 29, 2019 to holders of record on August 15, 2019.

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 370 sales centers in North America, Europe, South America and Australia through which it distributes more than 180,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in POOLCORP’s 2018 Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com